Silver Dragon Reports Lawsuit in China Withdrawn

Beijing, China-(Newsfile Corp. - April 18, 2012) - Silver Dragon Resources Inc. (OTCBB: SDRG) (the “Company”) is pleased to announce that a lawsuit filed against Silver Dragon Resources Inc., Marc Hazout, HAO Guoqiang, ZHOU Lin, Beijing and Shengda Zhenxing Industrial Ltd. (collectively, the “Defendants”) in the No.2 Intermediate People’s Court of Beijing City (the “Beijing Court”) has been formally withdrawn by the plaintiffs YANG Jingxian and CHEN Jinghan (collectively, the “Plaintiffs”) and formally approved by the Beijing Court.

The official approval was handed out by the Beijing Court on April 12, 2012. The first hearing of this case took place on March 16, 2012. During this hearing, it was demonstrated that:

The act of transferring the equity by the Company was legal.

There was no evidence showing malicious conspiracy.

The Defendants reserve the right to seek damages against the Plaintiffs for libel, slander and infringements of the reputation of relevant officials and parties.

A subsequent hearing was scheduled for April 18, 2012.

Events leading to the withdrawal of the case are as follows:

On March 28, 2012, the Plaintiffs applied to withdraw the lawsuit against the Defendants.

On March 30, 2012, the Beijing Court notified the Company’s legal counsel that the Plaintiffs filed an application to withdraw the case.

On April 12, the Beijing Court rendered that, through investigation, the application of withdrawal of the lawsuit met the legal requirements and is permissible. In accordance with the fifth item, Clause 1 of Article 140 of the Civil Procedure Law of the People’s Republic of China, the adjudication is as follows:

The Beijing Court granted permission to the Plaintiffs to withdraw the lawsuit.

The litigation fee (RMB 192,300) shall be reduced by half (RMB 96,150) and paid by the Plaintiffs.

A tribunal of judges appointed by the Beijing Court presided over the proceeding.

The hearing scheduled to be held on April 18, 2012 has been cancelled.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing, its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (available in Chinese).

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Contact

Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com